AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 2002
                                              REGISTRATION NO.


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                         GO ONLINE NETWORKS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)



        DELAWARE                                                 33-0873993
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                            Identification No.)



                              9320 Mason Avenue
                          Chatsworth, California 91311
          (Address of Principal Executive Offices, Including Zip Code)

                             Legal Services Agreement
                             Consulting Agreement
                            Salary Reimbursement Plan
                            (Full Title of the Plan)
                              ____________________

                               Joseph M. Naughton
                              9320 Mason Avenue
                          Chatsworth, California 91311
                                 (818) 718-7500
           (Name, Address, and Telephone Number of Agent for Service)

                                   COPIES TO:
                             M. Richard Cutler, Esq.
                                Cutler Law Group
                       3206 West Wimbledon Drive, Suite 100
                             Augusta, Georgia 30909
                                 (706) 737-6600

                         CALCULATION OF REGISTRATION FEE

Title of    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
Securities   Registered    Offering Price      Aggregate Offering   Registration
to be                         per Share                Price            Fee
Registered

Common
Stock,
par value
$0.001       6,500,000         $0.015 (1)            $97,500           $ 24.38
           ----------------    ---------             ---------         --------
Total                                                                  $ 24.38

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on August 26, 2002.

EXPLANATORY  NOTE

Go Online Networks Corporation ("GONT") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, to be issued to certain selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

GONT  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). GONT does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                                REOFFER  PROSPECTUS

                         GO  ONLINE  NETWORKS  CORPORATION
                              9320 Mason Avenue
                          Chatsworth, California 91311
                                 (818) 718-7500

                         6,500,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Go Online Networks Corporation ("Go Online"or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares (i) pursuant to a Legal Services Agreement for legal services, (ii) pursuant to an agreement with the Company to provide consulting services to the Company; and (iii) for salary.

The sales may occur in transactions on the NASDAQ over-the-counter market at prevailing market prices or in negotiated transactions. Go Online will not receive proceeds from any of the sale the Shares. Go Online is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

Go Online's common stock is currently traded on the NASDAQ Over-the-Counter Bulletin Board under the symbol "GONT."

                              ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 10.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ________________________

                                  August 28, 2002

                                           TABLE OF CONTENTS


Where  You  Can  Find  More  Information  . . . . . . . . . . . .   2
Incorporated  Documents . . . . . . . . . . . . . . . . . . . . .   2
Business        . . . . . . . . . . . . . . . . . . . . . . . . .   4
Risk  Factors . . . . . . . . . . . . . . . . . . . . . . . . . .  10
Use  of  Proceeds . . . . . . . . . . . . . . . . . . . . . . . .  13
Selling  Shareholders . . . . . . . . . . . . . . . . . . . . . .  14
Plan  of  Distribution  . . . . . . . . . . . . . . . . . . . . .  15
Legal  Matters  . . . . . . . . . . . . . . . . . . . . . . . . .  16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                               ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

Go Online is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC") as required by the Securities Exchange Act of 1934, as amended (the "1934 Act"). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549;

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows Go Online to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

Go Online's Reports on Form 8-K, dated April 29, 2002 is incorporated herein by reference. Go Online's Form 10-KSB filed on April 15, 2002, as amended on April 26, 2002, Go Online's Form 10-QSB filed on May 21, 2002 and Go Online's Form 10-QSB filed on August 14, 2002 are incorporated herein by reference. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Officer at Go Online's executive offices, located at 5681 Beach Blvd., Suite 100/101, Buena Park, California 90621. Go Online's telephone number is (714) 736-9888. The Company's corporate Web site address is http://www.jnne.com.

                                    BUSINESS

NATURE  OF  BUSINESS

     Go Online Networks is a technology holding company based in Southern California. Recently Go Online divested all of its internet holdings and is focusing its entire corporate resources on developing its computer services division Digital West Marketing.

     Through our wholly owned subsidiary Digital West Marketing, Inc., we are a provider of re-engineered and refurbished computers to the secondary retail marketplace. We acquired Digital West from its founder and owner in September 2000. At the time of our acquisition, Digital West was a provider of repair and logistical services to the personal computer hardware industry. Go Online purchased Digital West with the strategic plan of converting their existing business to a business that would refurbish personal computers, laptop computers and notebooks and sell those products rather than salvaging computers for parts. Digital West had established vendor relationships with leading computer companies including Compaq, Hewlett Packard, Sony, Dell and e-Machines. Building on those relationships afforded Digital West an easy transition to a faster growing and potentially more profitable marketing opportunity. Digital West determined ample supply of computer products for its refurbishing business could be acquired from major retail sources desirous of enhancing their asset recovery needs dealing with customer returns.

     Digital West's business has primarily been focused on acquiring, refurbishing and reselling of these products with approximately 15,000 items being refurbished and $6,128,555 in revenues from the sale of those products during the fiscal year ended December 31, 2001 and approximately 1,700 items refurbished and $798,596 in revenues for those refurbished products during the fiscal year ended December 31, 2000.

     Digital West believes this market segment will continue its growth as a direct result of continuing bottom line pressure on both major manufacturers and retailers. Manufacturers are under continuing pressure to accept returned products from their customers whether they be specialty electronic chain stores, e-tailers, major box stores or catalogue operators. All retail segments are impacted by liberal customer return policies necessary to attract and retain their established customer base. These factors create a need for both segments to seek and help develop parallel distribution methods that alleviate these inventories and try not to compete with new products being introduced into their primary marketplaces. Digital West is working with both retailers and manufacturers to develop the ever-expanding outlet for these goods.

     Digital West's principal offices and mailing address are 9320 Mason Avenue, Chatsworth, CA 91311, and its telephone number is (818) 718-7500. Digital West was incorporated in California in January, 1996.

     Operations

     Digital West conducts its refurbishing, marketing and resale business principally from its 24,000 square foot distribution center at its facility located in Chatsworth, CA. In order at accommodate the immediate demands to achieve the highest levels of customer satisfaction for its clients, Digital West has established an automated and integrated order processing and distribution system which allows Digital West to provide efficient and accurate delivery of products on a timely basis to meet their customers needs. All products for resale are bar coded and tracked throughout the facility through Digital West's computer network. Goods are received and processed on a daily basis. Finished products ready for resale are added to our computer system daily and are entered into our system on a real time basis for our customers to review and purchase.

     In addition Digital West continues on a limited basis to hold inventory to sell to many of its established customers, including peripheral replacement parts remanufactured from returned goods. These opportunity sales are developed from products acquired by Digital West that are not cost effective to refurbish and in turn are salvaged for parts. Digital West also from time to time purchases new parts in quantity for some customers. Many of Digital West's customers prefer a remanufactured part to a new part because the remanufactured part often has the performance equivalent to a new part, but costs less.

     Because many of Digital West's customers are familiar with and have ready access to the Internet, Digital West has expanded its Internet customer services functions and will expand its service to end-users in the second quarter of this year.

     Services

     Digital West offers a wide range of value added computer products to secondary retail outlets throughout the United States and is an emerging player in the Electronic Manufacturing Services (EMS) sector. The company refurbishes virtually all major brand personal computers, laptop and notebook computers as well as PDA's. Digital West is an authorized Compaq Presario Refurbisher and is in the final stages of becoming an authorized Hewlett Packard Refurbished. All products sold by Digital West are clearly marked and identified as refurbished products, unless they are new products.

     Digital West's major customer has made arrangements with Digital West to assist it in its Asset Recovery Program. This service is offered on a non-contractual and non-exclusive basis. This program allows Digital West to collect from a large number of box retail stores returned computers to be refurbished at a fixed fee and to share in the revenue generated by the sale of those products.

     Digital West purchases products from other retail outlets, OEM's for various products other purveyors of like products. Digital West is also testing buying finished refurbished goods directly from the major manufacturers and reselling those goods. On any products Digital West refurbishes it offers the buyer a standard warranty backed by Digital West. For products refurbished under Digital West's Compaq Presario agreement, Compaq offers the end users a Compaq warranty. Digital West offers all of its customers after market assistance.

     Management  Information  Systems

     Digital West maintains sophisticated information systems to improve efficiency, process orders, monitor operations, manage inventory risks, offer faster and higher levels of service, and provide innovative logistic services to OEMs and service providers. These on-line systems provide management with information concerning sales, inventory levels, customer payments and other operations which are essential for Digital West to operate efficiently and to enable it to offer additional services. Digital West has invested in advanced telecommunications, electronic mail and messaging, automated fax technology, bar-coding and automated inventory management.

     Digital West has also developed capabilities which allow pre-approved customers to place orders via the world-wide web, reducing the order processing costs for both Digital West and the customer. Digital West believes that this capability will increasingly become a requirement by many customers and some suppliers and, accordingly, Digital West will continue to invest in enhancing those capabilities.

     Customers  and  Suppliers

     Digital West sells refurbished computers, computer peripherals and computer components and parts to customers throughout the United States.

     Digital West depends on a limited number of retail organizations to provide it with the inventory it sells. There are generally no long-term supply agreements governing Digital West's relationships with its major suppliers. Digital West's primary supply arrangements are thus subject to termination or curtailment at any time, with little or no advance notice. Although management expects no such loss to occur, the refusal or inability of any major supplier to ship goods Digital West could have a material adverse effect on our business.

COMPETITION

     Digital West is a provider and reseller of refurbished computers, computer peripherals and computer parts to the secondary retail marketplace. Digital West services include distribution and sourcing of the products they offer as well as inventory management, warranty service and claims management as well as repair and maintenance services.

     The market for Digital West's products is large and somewhat fragmented. Competition in the industry is widespread and comes from many small operators selling small quantities over the Internet and in small specialty retail outlets. Our largest competitor at this time is Micro Exchange of Dallas, Texas. Along with Returnsbuy.com, a limited number of our competitors are believed to have substantially greater financial and other resources than Digital West.

     Digital West believes that our rapid growth has been built around consistently processing orders in a very efficient and timely manner and delivering a consistently higher quality product than our competitors do. Our service technicians are general A1 or A+ trained and qualified giving us a competitive advantage in delivering high quality products to our customers. We see this advantage as one that will continue to serve us well in growing our business at our current pace into the foreseeable future.

SALES  AND  MARKETING

     Digital West's sales force is supported by an online retail inventory management system enabling our sales staff to respond to our customers inventory needs in a timely and effective manner. Products promised to customers are nearly always shipped in the exact quantities our customers order with little or no back order disappointments. Digital West sales representatives visit our major customers on a regular basis and many of our customers also visit our facility on a regular basis. Digital West maintains a presence on the World Wide Web by offering our customers 24/7 services to a private site with pricing and inventories updated daily in real time delivery methodology. Sustaining the growth of Digital West is dependent upon building and maintaining relationships and loyalties with our current and future customers.

OUR  BACKGROUND

     Go Online Networks Corporation became a publicly traded corporation on the over-the-counter bulletin board in April 1990 by the "reverse acquisition" of Valencia Capital, a Colorado corporation. From this acquisition, our shareholders became the majority shareholders and the corporation in November 1990 was renamed Jones Naughton Entertainment, Inc. A one for four reverse stock split was accomplished at the same time, resulting in nine million common shares then outstanding.

     Under our then president, Mr. Spike Jones, Jr., we initially produced infomercials but ceased infomercial production in 1993. Mr. Jones left us and in 1995, we acquired Real Estate Television Network, Inc., a satellite real estate TV network. Real Estate Television Network's target market was the independent real estate office of the large franchised office networks, e.g. Century 21. In 1996, many of the large independent real estate firms were acquired by HSF, Inc., which resulted in a consolidated industry. The consolidation led to the decision to internally produce and provide training and other services, which were originally provided by outside vendors like Real Estate Television Network. In 1996, we sold Real Estate Television Network to AmeriNet Financial Services, Inc.

     In late 1997 and 1998, we made the strategic decision to pursue opportunities involving the internet. In the first quarter of 1998, we acquired the assets of a small advertising agency, Affiliated Marketing Services, Inc which we intended to move into internet advertising. We determined that Affiliated Marketing Services, Inc.'s internet progress was insufficient, and during the fourth quarter of 1998, we sold Affiliated Marketing Services, Inc. back to its management.

     Subsequent to the sale, we made our initial investment in AMS Acquisition Corp., a previously unaffiliated corporate entity which was the developer of ShopGoOnline.com, investing $25,000 for a 75% equity interest. ShopGoOnline.com was our business-to-consumer e-commerce website which opened for operation in July 1999. ShopGoOnline sold a variety of products utilizing real-time streaming video and audio to market the products. During late 2000 the Company determined that ShopGoOnline was not profitable and unlikely to reach profitability in a reasonable period of time and determined that the Company's resources would be better utilized to capitalize and finance its Digital West division. Consequently, the Company terminated ShopGoOnline effective March 20, 2001.

     AMS Acquisition Corp. was formed in Nevada on June 29, 1998. Management of that corporation received a repurchase option to acquire back 26% of the outstanding shares from us. We subsequently purchased this repurchase option. We issued to Scott Claverie 1,250,000 shares of our common stock, along with cash consideration.

     During March 1998 we entered into an agreement to acquire the assets of Sign Products of America, Inc., an unaffiliated business formed in November 1995 in California, which was engaged in the manufacturing, marketing, management and display of advertising and informational kiosks. The purchase price was $50,000 with a down payment of $25,000 plus four equal quarterly installments at the 90 day, 180 day, 270 day and 350 day anniversaries of the closing date.

     We acquired a 75% interest in Auctionomics, Inc. from Nathan A. Wolfstein IV and Harvey A. Turell, the two previously unaffiliated founders/shareholders in June 1999. Auctionomics, Inc. was formed in Nevada in June 1999. The consideration was 500,000 shares of our common stock and a two-year warrant to acquire an additional 500,000 shares of our common stock at $0.50. We provided Auctionomics, Inc. with $25,000 for working capital shortly after the acquisition in June 1999.

     On May 10, 2000, we sold our interest in Auctionomics back to its original founders. As consideration for the sale, Mr. Wolfstein and Mr. Turell returned the 500,000 shares which were to be issued to them in the acquisition of Auctionomics, and terminated the warrants. Their contractual rights to any bonuses was also terminated. Finally, Mr. Wolfstein and Mr. Turell both agreed to provide consulting services to Go Online for a period of three months to assist with the divestiture of Auctionomics.

     At a meeting of shareholders held on September 8, 1999, we reincorporated in Delaware and changed our name to Go Online Networks Corporation. This change was designed to provide us with the advantages of Delaware law for a public corporation and to change the name to reflect our new businesses.

     On January 10, 2000, we entered into an agreement with Westlake Capital Corp., pursuant to which we issued 3,000,000 shares of common stock to acquire Westlake. Westlake was a reporting company with the Securities and Exchange Commission. We had determined that the acquisition of a reporting company under Rule 12g-3 would facilitate our becoming a "reporting company" as required by the rules for maintaining a quote on the over-the-counter bulletin board. We consequently acquired Westlake in an arms length transaction from its shareholders. As part of the acquisition, we elected to have successor issuer status under rule 12g-3 of the Securities Exchange Act of 1934, which makes us a reporting company. Although no assets were acquired as part of the transaction, the acquisition of Westlake was accounted for as a purchase transaction by Go Online.

     Prior to our acquisition of Westlake, Westlake's business consisted of seeking, investigating and eventually attempting to acquire an interest in business opportunities presented to it by persons or firms who or which desire to seek the perceived advantages of a "reporting company". Westlake did not restrict its search to any specific business, industry or geographical location. Westlake had no capital to undertake such operations, but operated through its officers and directors.

     Our management negotiated in arms-length discussions with the shareholders of Westlake to complete the acquisition. In evaluating Go Online as a candidate for the proposed acquisition, Westlake's shareholders used criteria such as the value of the assets of Go Online, its present stock price as set forth on the over-the-counter bulletin board, its internet e-commerce businesses and its hotel internet kiosk business and other anticipated operations, and Go Online's business name and reputation. Go Online believed the transaction was necessary given our ability timely to become otherwise through filings a reporting entity prior to the deadline for becoming reporting or be removed from trading by the over-the-counter bulletin board. Given the other options available to both Go Online and Westlake, each determined that the consideration for the acquisition was reasonable.

     Prior to the acquisition, Westlake's officers and directors consisted of Joseph J. Pierce as President and Director and Timothy J. Brasel as Secretary, Treasurer and Director. Westlake's shareholders included Mr. Brasel and related entities with 40%, Mr. Pierce with 15%, Mr. Paul H. Dragul and related entities with 20%, James R. Sjoerdsma with 10% and Nasus Lesarb, Ltd with 5%. None of such persons or entities have any other relationship or dealings with Go Online.

     On September 5, 2000, we acquired Digital West Marketing, Inc., a computer service firm based in Chatsworth, California, north of Los Angeles. We paid a total of $825,000 in cash for Digital West and issued 750,000 shares of our restricted common stock and 750,000 options to purchase shares of our common stock. We also entered into an employment agreement with Andrew Hart, President of Digital West. We were introduced to Digital West as a potential acquisition by one of our contacts, and entered into arms-length discussions with Mr. Hart to acquire Digital West. We determined that the business would be profitable for Go Online and its shareholders. Although no fairness opinion was obtained in connection with the transaction, the purchase price was determined in good faith arms-length negotiations between the companies and was based upon (1) the amount of outstanding payables for Digital West, (2) the market price of Go Online's stock issued in the transaction on a performance only basis, and (3) the perceived future potential performance for Digital West based upon a key new relationship for refurbishing. As set forth in our financial statements, Go Online acquired approximately $723,235 in assets in the acquisition and assumed liabilities approximating $800,000 (which were paid off in the transaction). Other liabilities of Digital West for related parties in excess of $2,200,000 were terminated on the date of the transaction.

     On September 26, 2000, we entered into An Agreement and Plan of Reorganization with NetStrat, Inc., an inactive corporation with unused cash assets of $700,000. Also on September 26, 2000, we entered into An Agreement and Plan of Reorganization with Amer Software, Inc., another inactive corporation with unused cash assets of $250,000. In accordance with the agreements, we agreed to issue and register shares of our common stock for the shareholders of Amer and NetStrat. In accordance with that agreement, we filed an S-4 registration statement and sought to complete the transaction. The cash assets were advanced from NetStrat and Amer to the Company. In December 2001, we determined that completion of the acquisitions was no longer feasible and terminated the agreements. The cash remains as an advance from NetStrat and Amer and is reflected as advances payable on our financial statements.

     During December 2001, we sold our kiosk business and related assets to ICOA, Inc. We received a warrant in the amount of $100,000 allowing us to convert the $100,000 warrant into common stock of ICOA. The warrant is convertible into the number of shares of common stock of ICOA based on exchanging the $100,000 for common shares at 75% of market value at any time after December 18, 2001. We recorded the value of the warrants at $133,333. In addition to receiving the warrants, we loaned ICOA $100,000 and included a financing charge of $50,000 for a total of $150,000. The loan is a convertible note, convertible to common stock on the same basis as the warrants listed above, with interest at 8% and matures June 30, 2002. Because of the financial condition of ICOA, we have impaired the value of the warrants in its' entirety and provided an allowance for collectibility of the note for $100,000. The remaining $50,000 financing charge has reduced the deferred financing costs obtained in connection with the acquisition of the funds used to make the loan. The $233,000 impairment and allowance have been included in the accompanying
Statement of Operations as a part of the loss on disposal of discontinued operations.

RESEARCH  AND  DEVELOPMENT

     We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

     As of December 31, 2001, Go Online had two full-time employeeand three part time employees. All of these employees work in our administrative offices. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

     Also as of December 31, 2001, the Digital West subsidiary of Go Online had 31 full time employees. Of these employees, four work in Digital West's administrative division, two in sales, one in purchasing, one in customer service, ten in technical support, eight in Digital West's warehouse facility, two in shipping and three in receiving. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

     Our principal executive offices are located at our Digital West Facility, 9320 Mason Avenue, Chatsworth, California 91311.

     Digital West operates out of a 24,000 square foot facility located at 9320 Mason Avenue, Chatsworth, California 91311. The faciliity is leased under a three year lease that commenced December 1, 2000, with current monthly net rental obligations of approximately $13,000. Digital West has an option to renew for an additional three years at the scheduled rent plus indexed cost increases. Digital West also has an option to purchase the property for $1,680,272 on December 1, 2002.

     At the end of the lease terms for our rental space, we believe that we can lease the same or comparable offices at approximately the same monthly rate.

LEGAL  PROCEEDINGS

     On December 3, 1998, a default judgment was entered against us in the approximate amount of $55,000 for alleged amounts owed by Real Estate Television Network for which the plaintiff alleges was also owed by us. On July 14, 1999 the default judgement was set aside based on the fact that we were never properly served with a summons and complaint. We contend that we are not liable for the amounts due since Real Estate Television Network was a separate corporation and we never guaranteed this obligation. Nevertheless, in April 2000, we entered into a settlement agreement with the plaintiff and agreed to pay him the sum of $12,500 in cash and 30,000 shares of our Series A Preferred Stock.

RISK  FACTORS

     BEFORE BUYING ANY OF THE SHARES OF COMMON STOCK BEING OFFERED BY THIS PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER EACH OF THE RISK FACTORS WE HAVE DESCRIBED IN THIS SECTION.

WE HAVE A HISTORY OF LOSSES, WHICH MAY CONTINUE, REQUIRING US TO CURTAIL OR CEASE OPERATIONS.

         We incurred net losses from operations of $3,407,395 for the fiscal year ended December 31, 2001 and $3,398,080 for the fiscal year ended December 31, 2000. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses, which may require us to curtail or cease operations.

IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING OUR BUSINESS OPERATIONS WILL BE HARMED.

         We may require additional funds to sustain and expand our sales and marketing activities, research and development, and our strategic alliances, particularly if a well-financed competitor emerges or if there is a rapid technological shift in the telecommunications industry. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain sufficient funds from operations or external sources would require us to curtail or cease operations.


THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE NOTES, AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         As  of  June  11,  2002,  we  had:

o        99,560,116  shares  of  common  stock  issued  and  outstanding

o an aggregate of 37,850,000 shares of common stock issuable upon conversion and exercise of the following securities:

o $750,000 principal amount of convertible debentures that may be converted into 36,850,000 shares of common stock, based on current market prices; and

o        1,600,000  warrants  to  purchase  1,600,000  shares  of  common stock.

o        663,333  shares  of  Series  A  convertible  preferred  stock

o        2,000  shares  of  series  B  convertible  preferred

         The amount of securities issuable upon outstanding convertible debentures and warrants represents 27.63% of our total outstanding common shares and that due to the floating conversion rates, we do not know the exact number of shares we will issue upon conversion. In addition, The number of shares of common stock issuable upon conversion of the outstanding convertible debentures will increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and, and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

          Our obligation to issue shares upon conversion of our convertible securities is essentially limitless.

         The following is an example of the amount shares of our common stock that is issuable, upon conversion of our convertible notes, based on market prices 25%, 50% and 75% below the market price, as of January 11, 2002, of $0.04.

   % Below Market                                               Number of Shares          Percentage of
                                         Discount of 20%            Issuable            Outstanding Stock
                       Price Per Share
         25%                 $.03               $.024               36,250,000              26.77%
         50%                 $.02               $.016               54,375,000              35.42%
         75%                 $.01               $.008              108,750,000              52.32%


As illustrated, the number of shares of common stock issuable upon conversion of the outstanding convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE ISSUANCE OF SHARES UPON CONVERSION OF OUR CONVERTIBLE NOTES, AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible notes, and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount. Although the note holders may not convert their securities and/or exercise their warrants into more than 4.99% of our outstanding common stock, this restriction does not prevent the investors from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the investor could sell more than this limit while never holding more than this limit. In addition, note holders may waive the 4.99% limitation upon an event of default. If this limit is waived there is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES MAY ENCOURAGE THE INVESTORS TO MAKE SHORT SALES OF OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible notes are convertible into shares of our common stock at a 20% discount to the trading price of the common stock either prior to the issuance of the notes or prior to the conversion, whichever is lower. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by the selling stockholder or others. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price.

THE INTEREST PAYABLE ON OUR CONVERTIBLE NOTES IS ALSO CONVERTIBLE INTO SHARES OF OUR COMMON STOCK.

         The interest payable on the convertible notes is also convertible into shares of our common stock. The convertible notes are entitled to 8% annual interest payable quarterly. In this regard, the lower the price of our common stock, the more shares of common stock the preferred stockholder will receive in payment of dividends.

THE LACK OF A MATURE TRADING MARKET FOR OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE SIGNIFICANTLY AND LIMIT THE LIQUIDITY OF OUR COMMON STOCK.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

                               USE  OF  PROCEEDS

Go Online will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with Go Online for consulting services. they provided to Go Online. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of June 30, 2002. The number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.



                                                                                      % of Shares
                        Number of       Number of Shares                                Owned by
Selling                Shares Owned      Registered by           Number of Shares      Shareholder
Shareholders            Before Sale       Prospectus            Owned After Sale       After Sale
------------          -------------     ----------------        -----------------   -------------
Joseph M. Naughton     6,647,125         2,400,000 (1)          6,647,125                   5.7%
Jim Cannon             1,168,000           600,000 (2)          1,168,000                   1.0%
M. Richard Cutler      1,755,000         1,500,000 (3)          1,755,000                   1.5%
Gary Stines            1,392,000         2,000,000 (4)          1,392,000                   1.2%

(1) Mr. Naughton received these shares for deferred salary valued at $.02 per share ($48,000.00).
(2) Mr. Cannon received these shares for deferred salary valued at $.02 per share ($12,000.00).
(3) Mr. Cutler received these shares in connection with a legal services provided to Go Online valued at $.015 per share ($20,000.00).
(4) Mr. Stines received these shares for services valued at $.015 per share ($26,665.00.00).

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by Nasdaq, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.

                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group, Newport Beach, California. M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 3,255,000 shares of the Company's common stock, of which 1,500,000 shares are registered in this Prospectus.

                                     EXPERTS

The balance sheets as of December 31, 2000 and 2001 and the statements of operations, shareholders' equity and cash flows for the period then ended of Go Online Networks Corporation, have been incorporated by reference in this Registration Statement in reliance on the report of Miller & McCollom, certified Public accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's  Form  10-KSB for the fiscal year ended December 31, 2001.

(ii)    Registrant's Form 10-QSB for the quarter ended March 31, 2002.

(iii)   Registrant's Form 10-QSB for the quarter ended June 30, 2002.

(iiv) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

Certain legal matters with respect to the Common Stock offered hereby will be passed upon for the Company by Cutler Law Group, counsel to the Company.
M. Richard Cutler, the President and sole shareholder of Cutler Law Group, PC, is the beneficial owner of 3,255,000 shares of the Company's common stock, of which 1,500,000 shares are registered in this Prospectus.


ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Delaware and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

    The Shares were issued for consulting rendered and to be rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*2.1     Agreement  and  Plan  of  Merger  of  Go Online Networks Corporation, a
Delaware corporation, and Jones Naughton Entertainment, Inc. a Colorado corporation, dated September 8, 1999.

*2.2     Certificate  of  Merger  of  Jones Naughton Entertainment, Inc. into Go
Online  Networks  Corporation,  dated  August  12,  1999.

*2.3     Articles of Merger of Jones Naughton Entertainment, Inc. with Go Online
Networks  Corporation,  dated  September  8,  1999.

*3.1     Articles  of Incorporation of Valencia Capital, Inc., filed October 20,
1987.

*3.2     Articles  of  Amendment  to  the  Articles of Incorporation of Valencia
Capital,  Inc.,  filed  February  7,  1991.

*3.3     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  27,  1994.

*3.4     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Jones
Naughton  Entertainment,  Inc.,  filed  July  28,  1994.

*3.5     Certificate  of  Designation  for  Jones  Naughton Entertainment, Inc.,
dated  June  8,  1994.

*3.6     Bylaws  of  Jones  Naughton  Entertainment,  Inc.,  as  amended.

*3.7     Certificate  of  Incorporation of Go Online Networks Corporation, dated
August  11,  1999.

*3.8     Certificate  of  Designation  for Go Online Networks Corporation, dated
August  13,  1999.

*3.9     Bylaws  of  Go  Online  Networks  Corporation.

*3.10    Articles  of  Incorporation  of  AMS Acquisition Corp., filed June 29,
1998.

*3.11    Bylaws  of  AMS  Acquisition  Corp.

*3.12     Articles  of  Amendment  to  the  Articles  of  Incorporation  of Go
Online Networks Corporation, filed  December 11, 2000.

5        Opinion of Cutler Law Group

23.1     Consent of Miller & McCollom

*23.2    Consent of Cutler Law Group (included in Exhibit 5).

________________________
*  Previously filed.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buena Park, State of California, on August 27, 2002.


                                          GO  ONLINE  NETWORKS  CORPORATION

                                                  /s/  Joseph  M.  Naughton
                                              -----------------------------
                                              By:     Joseph  M.  Naughton
                                              Its:    Chief  Executive  Officer
                                                      Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

   /s/   Joseph  M.  Naughton      Chief  Executive  Officer  and Director
-----------------------------
Joseph  M.  Naughton
August 27, 2002

   /s/   Scott  Claverie           Director
------------------------
Scott  Claverie
August 27, 2002


   /s/   James  Cannon             Director;  Secretary
--------------------
James  Cannon
August 27, 2002